Exhibit 23: Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-144181 on Form S-8 of Peoples Financial Corporation of our report dated June 20, 2012 with respect to our audits of the net assets available for benefits of Peoples Financial Corporation 401(k) Profit Sharing Plan as of December 31, 2011 and 2010 and the related statement of changes in net assets available for benefits for the year ended December 31, 2011, which is incorporated by reference in this Annual Report on Form 11-K of Peoples Financial Corporation 401(k) Profit Sharing Plan for the year ended December 31, 2011.

/S/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia

June 20, 2012

16